EXHIBIT 99.2

WeTrade Group Inc. Allies with Hangzhou Parallel Space to Develop Virtual Human Technology

Beijing, China, Jan 6, 2023 -- WeTrade Group Inc. ("WeTrade" or the "Company") (NASDAQ: WETG), a global diversified "software as a service" ("SaaS") technology service provider committed to providing technical support and digital transformation tools for enterprises across different industries, today announced that the Company has entered into a strategic cooperation agreement (the “Agreement”) with Hangzhou Parallel Space Network Technology Co., Ltd. (Hangzhou Parallel Space). Hechun Wei, Chief Executive Officer of WeTrade, and Mr. Thomas, founder and Chief Executive Officer of Hangzhou Parallel Space, attended the meeting and signed the Agreement. The senior management of both parties participated in this signing ceremony. Pursuant to the Agreement, the two companies will work together to jointly set up Parallel Space Intelligent Network Technology Co., LTD (Parallel Space Intelligent).

With the rapid growth of the global economy, the virtual human technology has become increasingly popular and foreseeably irreplaceable in different industries. The establishment of Parallel Space Intelligent will be a milestone for both WeTrade and Hangzhou Parallel Space as they jointly promote the idea of "virtual human" in meta-universe to the global market, and revolutionize the application of "virtual human" technology services to the global multi-industry sector.

Hangzhou Parallel Space was established in September 2022, with its headquarter in Hangzhou, Zhejiang Province. By building AI virtual human R&D platform, marketing platform and platform-based application tools, Hangzhou Parallel Space empowers the industry to build digital "virtual human" core assets. It also solves the crux of the problems in "metaverse" technology for more than 40 first-tier brands at home and abroad, and reaches a deep strategic cooperation to jointly promote the development of metaverse ecology.

Hechun Wei, Chief Executive Officer of the WeTrade, commented, "Advancing to the virtual human industry is an important step for the Company to upgrade its digital technology services in 2023. In recent years, the virtual human application has gone beyond the stage of virtual anchor, interactive entertainment, education and training, government services, among others, and expanded to other industries. The empowerment and employment of digital virtual human and real economy interaction will become inevitable. The Company hopes to keep up with this trend and seize the opportunity for an early entrance into this market, and to create greater value for our customers, and shareholders."

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About WeTrade Group Inc.

WeTrade Group Inc. is a global diversified "software as a service" ("SaaS") technology service provider which is committed to providing technical support and digital transformation tools for enterprises across different industries. The three main business segments of the Company are YCloud, WTPay and Y-Health.

YCloud is a micro-business cloud intelligent system launched by WeTrade, serving global micro-business industry. YCloud strengthens users' marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers' revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system.

Independently developed by the Company, WTPay supports multiple methods of online payment and eight mainstream digital wallets in over 100 countries to help customers quickly realize global collection and payment business. Customers can use WTpay for global acquiring business, global store opening, global payment collection, international banking, global remittance and currency exchange.

Under its global public health business sector Y-Health, the Company engages in developing global business for biological health and medical enterprises. Currently, Y-Health mainly focuses on detection and prevention of epidemic, daily healthcare, traditional Chinese medicines, and others.

For more information, please visit https://ir.wetg.group.

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Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

WeTrade Group Inc.

Investor Relations Department

ir@WeTradegroup.net

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